Exhibit 107

Calculation of Filing Fee Tables

           F-1

(Form Type)

                BGIN BLOCKCHAIN LIMITED

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees To Be Paid	Equity	Class A ordinary shares, par value $0.0001 per share (2)	Rule 457(o)	7,187,500	$9.00	$64,687,500	0.00015310	$9,903.66
	Total Offering Amounts					$64,687,500		$9,903.66
	Total Fees Previously Paid							$7,655.00
	Total Fee Offset							$0
	Net Fee Due							$2,248.66

(1)	There is no current market for the securities being offered. Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”). Includes the offering price attributable to additional shares that Chardan Capital Market, LLC has the option to purchase to cover over-allotments, if any.

(2)	In accordance with Rule 416(a), we are also registering an indeterminate number of additional Class A ordinary shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share subdivisions, share dividends or similar transactions.